As filed with the Securities and Exchange Commission on April 14, 2025

Registration No. 333-258147

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-258147

UNDER

THE SECURITIES ACT OF 1933

Paycor HCM, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-1813909
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4811 Montgomery Road Cincinnati, OH (Address of Principal Executive Offices)	45212 (Zip Code)

Paycor HCM, Inc. 2021 Omnibus Incentive Plan

Paycor HCM, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plan)

Prabha Sipi Bhandari

911 Panorama Trail South

Rochester, New York 14625-2396

(Name and address of agent for service)

(585) 385-6666

(Telephone number, including area code, of agent for service)

Copies to:

Phillip R. Mills

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by Paycor HCM, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”). This Post-Effective Amendment is being filed to deregister any and all shares of common stock of the Registrant, par value $0.001 per share (“Common Stock”), that remain unsold or otherwise unissued as of the date hereof under such Registration Statement:

•	Registration Statement on Form S-8 (File No. 333-258147) filed with the SEC on July 23, 2021 registering (i) 17,940,000 shares of Common Stock issuable pursuant to the Paycor HCM, Inc. 2021 Omnibus Incentive Plan (the “Omnibus Plan”) and (ii) 4,030,000 shares of Common Stock issuable pursuant to the Paycor HCM, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”).

On April 14, 2025 (the “Effective Date”), pursuant to the terms of the Agreement and Plan of Merger, dated as of January 7, 2025, by and among the Registrant, Paychex Inc., a Delaware corporation (“Parent”), and Skyline Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned subsidiary of Parent (the “Merger”). In connection with the Merger, the Registrant has terminated the Omnibus Plan and the ESPP, effective as of the Effective Date.

Further, in connection with the Merger, the Registrant is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement, and, in accordance with the undertakings made by the Registrant in the Registration Statement, to remove from registration any and all shares of Common Stock that remain unsold or otherwise unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such shares of Common Stock, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on this   14th    day of April, 2025.

PAYCOR HCM, INC.

By:	/s/ John B. Gibson Jr.
	Name:	John B. Gibson Jr.
	Title:	President

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.

[Signature Page to S-8 Post-Effective Amendment]